Exhibit 77C

An Annual Meeting of Shareholders was held on June 21, 2007 and adjourned on July 20, 2007 in order to permit shareholders further time to respond to the solicitation of proxies. The description of each proposal and number of votes cast by shareholders are as follows

1.To elect four Trustees of the Fund for a term of one to three years or until his respective successor shall have been duly elected and qualified. The Trustees were elected to serve until the 2010 Annual Meeting, except for Rakesh K. Jain,
Ph.D. who was elected to serve until the 2008 Annual
Meeting.

				For		Withheld

Rakesh K. Jain, Ph.D.		14,001,970	739,501
Robert P. Mack, M.D.		14,091,057	650,414
Eric Oddleifson		        14,070,147      671,324
Oleg M. Pohotsky		13,956,276	785,195

Lucinda H. Stebbins, CPA will serve until the 2008 meeting. Trustees serving until the 2009 Annual Meeting are Lawrence S. Lewin, Uwe Reinhardt, Ph.D. and Daniel
R. Omstead, Ph.D.

2.To ratify the appointment of Deloitte Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2007.

For		Against		Withheld
14,279,474	151,080		310,917

3.To eliminate the Funds fundamental investment restriction with respect to the percentage of the outstanding voting securities of any one issuer that the Fund may purchase.

For		Against		Abstain      NonVotes

10,432,319	809,066		509,846      3,677,391


4.To amend the Funds fundamental investment restriction with respect to the percentage of portfolio securities that may be on loan.

For		Against		Abstain    NonVotes

10,364,961	867,907		518,363    3,677,391